Exhibit No. 99.2



FOR IMMEDIATE RELEASE
CONTACT:                                              Regis Hebbeler
                                                      (423) 966-2000 ext. 1132


                   GOODY'S OPEN DOOR POLICY OFFERS OPPORTUNITY
                         Company responds to allegations

         (Knoxville, TN - February 16, 1999) Goody's Family Clothing, Inc., (Nasdaq/NM:GDYS) today is responding after learning this afternoon that a complaint on behalf of a purported class has been filed in federal court in Albany, Georgia, alleging racial discrimination. The company has not yet been served nor has it reviewed the complaint. Goody's, which employs more than 8,000 people in the United States, said its company policies and procedures are designed to provide a fair and non-discriminatory workplace.
         "We are disappointed to learn of this complaint because we have in place policies that promote equal employment opportunity and diversity," said Robert M. Goodfriend, chairman and chief executive officer. "Goody's was built through the hard work of many individuals of different backgrounds, and we have made every effort as a company to base all employment decisions on principles of merit and performance."
         Goody's operates under a "Mutual Respect Policy," defined as "equally shared consideration and esteem toward one person by another person." Several programs - Goody's Open Door Policy and the Alertline - were instituted to foster communications between employees and management. The Alertline is a confidential, toll-free number that can be used by any employee to report issues related to the workplace.
         With headquarters in Knoxville, Tennessee, Goody's is a retailer of moderately priced apparel for women, men and children operating 257 stores in the 16 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Kentucky, Mississippi, Missouri, North Carolina, Ohio, South Carolina, Tennessee, Texas, Virginia and West Virginia.
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